State of Delaware



                          Office of Secretary of State



     I, MICHAEL RATCHFORD, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF BUSINESS TRUST OF "THE MONEY MARKET PORTFOLIOS" FILED IN THIS OFFICE ON THE TENTH DAY OF JULY, A.D.
1992, AT 10 O'CLOCK A.M.



                             /s/ MICHAEL RATCHFORD
                               MICHAEL RATCHFORD
                               SECRETARY OF STATE






                              CERTIFICATE OF TRUST

                                       OF

                          THE MONEY MARKET PORTFOLIOS
                           a Delaware Business Trust

            THIS Certificate of Trust of THE MONEY MARKET PORTFOLIOS (the "Trust"), dated as of this 16th day of June, 1992, is being duly executed and filed, in order to form a business trust pursuant to the Delaware Business Trust Act (the "Act"), Del. Code Ann. tit. 12, Sections 3801-3819.

            1. NAME. The name of the business trust formed hereby is "THE MONEY MARKET PORTFOLIOS."

            2. REGISTERED OFFICE AND REGISTERED AGENT. The Trust will become, prior to the issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

                  (a) REGISTERED OFFICE.  The registered office of the Trust in
            Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

                  (b) REGISTERED AGENT.    The registered agent for service of
            process on the Trust in Delaware is The Corporation Trust Company.

            3. LIMITATION ON LIABILITY. Pursuant to section 3804 of the Act, in the event that the Trust's governing instrument, as defined in section 3801(f) of the Act, creates one or more series as provided in section 3806(b)(2) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

            IN WITNESS WHEREOF, the Trustees named below do hereby execute this Certificate of Trust as of the date first-above written.



/s/ Frank H. Abbott, III              /s/ Charles B. Johnson
    Frank H. Abbott, III                  Charles B. Johnson
    1045 Sansome Street                   777 Mariners Island Blvd.
    San Francisco, CA 94111               San Mateo, CA 94404


/s/ Harris J. Ashton                  /s/ Rupert H. Johnson, Jr.
    Harris J. Ashton                      Rupert H. Johnson, Jr.
    Metro Center, 1 Station Place         777 Mariners Island Blvd.
    Stamford, CT 06904                    San Mateo, CA 94404


/s/ S. Joseph Fortunato               /s/ David W. Garbellano
    S. Joseph Fortunato                   David W. Garbellano
    Park Avenue at Morris County          111 New Montgomery St. #402
    P.O. Box 1945                         San Francisco, CA 94105
    Morristown, NJ 07962-1945


/s/ Frank W. T. LaHaye                /s/ Henry L. Jamieson
    Frank W. T. LaHaye                    Henry L. Jamieson
    20833 Stevens Creek Blvd.             777 Mariners Island Blvd.
    Suite 102                             San Mateo, CA 94404
    Cupertino, CA 95014


/s/ Edmund H. Kerr
    Edmund H. Kerr
    One Liberty Plaza
    New York, NY 10006